Exhibit 10.5

ANNUAL INCENTIVE PLAN

2019 Plan Year

Guidelines

KIRBY CORPORATION

January 2019

TABLE OF CONTENTS

Introduction	2

The 2019 Annual Incentive Plan	3

Plan Objectives	3

Business Groups	3

Performance Period	4

Eligibility	4

Individual Bonus Targets	4

Aggregate Payment Amount	5

Performance Measures	5

Business Group Weighting	6

Performance Standards for Interim Incentive Payment Calculations	7

Administration	8

Introduction

Kirby Corporation (together with its subsidiaries, “Kirby” or the “Company”) established the 2019 Annual Incentive Plan (the “Plan”) to focus employees of the Company on identifying and achieving business strategies that lead to increased stockholder value.  The Plan is also intended to reward superior performance by employees and their contribution to achieving Kirby’s objectives.

Certain aspects of this Plan are complex.  Although these Guidelines establish rules for Plan operation, those rules may not work in all circumstances.  Therefore, the Compensation Committee of the Kirby Board of Directors has discretion to interpret these Guidelines to assure the awards are consistent with the Plan’s purposes and the Company’s interests.  All decisions by the Compensation Committee shall be final and binding.

Unless resolutions of the Compensation Committee expressly provide otherwise, awards granted under the Plan shall constitute performance awards granted under Article IV of the Kirby Corporation 2005 Stock and Incentive Plan and are subject to the terms and provisions of such Plan that apply to performance awards.

The Plan may be amended, modified or terminated at any time without prior notice by written authorization of the Compensation Committee or the Board of Directors of Kirby Corporation.

The 2019 Annual Incentive Plan

Each award granted under the Plan is an award for Company performance or a combination of Company and Business Group performance.  Awards are generally based on achieving the Company Performance Goal as well as additional Company, Business Group and individual performance measures and objectives.  Once the Company Performance Goal is reached, participants in the Plan become eligible for an incentive bonus payment.

All amounts paid to participants pursuant to the Plan shall be subject to any policy relating to the recovery of erroneously awarded incentive compensation that may hereafter be adopted by the Company in order to comply with Securities and Exchange Commission rules or New York Stock Exchange listing standards.

Plan Objectives

The key objectives of the Plan are:

•	Provide an annual incentive plan that drives performance toward objectives critical to creating stockholder value.

•	Offer competitive cash compensation opportunities to key Kirby employees.

•	Reward outstanding achievement by employees who directly affect Kirby’s results.

•	Assist Kirby in attracting and retaining high quality employees.

•	Reflect both quantitative and qualitative performance factors in actual bonus payouts.

•	Ensure that incentive payments made by the Company are fully deductible by the Company.

Business Groups

The following Business Groups1 are designated for purposes of the Plan:

Kirby Corporate Services (“KCS”)	United Holdings LLC/Stewart & Stevenson LLC (“United/S&S”)
Kirby Inland Marine, LP (“KIM”)	Kirby Engine Systems, Inc. (“KES”)
Kirby Offshore Marine, LLC (“KOM”)

Kirby Ocean Transport Company and Osprey Line, L.L.C. are considered part of the KIM Business Group for purposes of the Plan.
1 San Jac Marine, LP will not participate in this incentive plan in 2019

Performance Period

Performance is measured on a calendar year basis for the Plan.  The Performance Period begins on January 1, 2019 and ends on December 31, 2019.  Except as expressly provided in these Guidelines in the case of new employees or termination of employment, incentive compensation payments under the Plan are for the full year 2019 and shall not be reduced for the period between the commencement of the Performance Period and the date on which the Compensation Committee approves these Guidelines and the individual bonus targets for participants in the Plan.

Eligibility

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Generally, managerial employees and KIM wheelhouse employees classified as Captain, Relief Captain or Pilot, are eligible for participation.  Selection for participation in the Plan is based upon each position’s ability to impact long-term financial results of the Company and designation by management.  Some employees in managerial positions might not be included in the Plan.

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In order to be eligible to receive an incentive payment under the Plan, participants must be employed on the last day of the Performance Period and on the date bonuses are actually paid for the Performance Period, unless their earlier termination is due to death, normal retirement or disability. If a participant’s employment is terminated prior to the last day of the Performance Period, or prior to the date of payment, for any reason other than death, normal retirement or disability, any bonus the participant may otherwise have received will be forfeited and the participant will have no right to any incentive payment under the Plan.  As used in the Plan, the terms “normal retirement” and “disability” have the same meanings as in the Kirby Profit Sharing Plan in the case of shore-based employees and in the Kirby Pension Plan in the case of vessel employees.

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Participation in the Plan in 2019 does not guarantee participation in similar plans in future years.  Participants in the Plan or in similar plans in future years will be notified annually of their selection for participation.

Individual Bonus Targets

Each participant will be assigned a target bonus level defined as a percentage of base salary earned during the Performance Period.  This bonus target is based on competitive market practices, as well as the employee’s ability to impact long-term Company performance.  Market practices will be determined using data from either general industry, the marine transportation industry or the diesel engine services industry, depending upon the individual position being considered.

Aggregate Payment Amount

At the end of the year, a preliminary incentive payment amount will first be calculated for each participant in the Plan in order to determine the Aggregate Payment Amount for all participants for the year.  The preliminary incentive payment amount for each participant will be calculated as of December 31, 2019 based on the target incentive level for such participant and the calculation formulas described in these Guidelines.  The Aggregate Payment Amount under the Plan shall equal the sum of all of such preliminary incentive payment amounts.

The Company will be obligated to pay out the full Aggregate Payment Amount to eligible participants, subject to the discretion of the Compensation Committee, and the Chief Executive Officer to the extent authorized under these Guidelines, with respect to the allocation of the Aggregate Payment Amount among individual participants.  Therefore, the Company’s obligation to pay out the Aggregate Payment Amount becomes fixed on the last day of the Performance Period.

The Compensation Committee, and the Chief Executive Officer if applicable, may determine the amount of the bonus paid to any participant based on the performance measures described in the Plan or any other criteria deemed appropriate in its discretion, provided that in no event will the aggregate incentive payments made pursuant to the Plan exceed the Aggregate Payment Amount.

Performance Measures

The performance measures for the Plan are:

•	EBITDA
•	Return on total capital
•	Earnings per share

Annual performance targets will be established for each measure based on Kirby’s budget for the year and each of the performance measures will have the following weight in calculating the preliminary incentive payment amount for each participant:

Measure	Weight
Applies to Business Groups: KCS and KIM
EBITDA (Earnings before interest, taxes, depreciation and amortization)	33.33%
Return on Total Capital (“ROTC”) (Earnings before interest and taxes divided by average beginning and ending stockholders' equity plus long-term debt)	33.33%
Earnings per share	33.33%
100%
Applies to Business Group: United, S&S, and KES
EBITDA	50%
ROTC	50%
100%
Applies to Business Groups: KOM
EBITDA	100%

Business Group Weighting

Calculation of the preliminary incentive payment amount for Business Group employees will be based primarily on Business Group performance with a defined portion based on Company performance.  Calculation of the preliminary incentive payment amount for employees of KCS will be based on Company performance.  Specific weightings are set forth in the following table:

Employee/Business Group with Associated Weighting
	Company	KIM	KOM	KES	United/S&S
KCS	100%
KIM	30%	70%
KOM	30%		70%
KES	30%			70%
United/S&S	30%				70%
Marine Shared	30%	50%	20%
D&S Shared	30%			15%	55%
Marine President	50%	35%	15%
President of D&S	50%			10%	40%
Controller of D&S	30%			15%	55%
Head of HR of D&S	30%			15%	55%
President of KES	50%			50%

Performance Standards for Incentive Payment Calculations

For KIM and KCS
Performance Level	Definition	Relationship to Budget	% of Target Used for Calculation
Below Threshold	Performance did not meet minimum metric	less than 80% of budget	0%
Threshold	Minimum acceptable performance for payout	80% of budget	50%
Target	Expected performance at stretch level	100% of budget	100%
Maximum	Outstanding performance	120% of budget	200%

For United, S&S and KES
Performance Level	Definition	Relationship to Budget	% of Target Used for Calculation
Below Threshold	Performance did not meet minimum metric	less than 75% of budget	0%
Threshold	Minimum acceptable performance for payout	75% of budget	50%
Target	Expected performance at stretch level	100% of budget	100%
Maximum	Outstanding performance	125% of budget	200%

For KOM
Performance Level	Definition	Relationship to Budget	% of Target Used for Calculation
Below Threshold	Performance did not meet minimum metric	less than 60% of budget	0%
Threshold	Minimum acceptable performance for payout	60% of budget	50%
Target	Expected performance at stretch level	100% of budget	100%
Maximum	Outstanding performance	140% of budget	200%

•
Between the threshold and maximum percentages of budget achieved for each performance measure, there is a linear relationship between the percentage of budget achieved and the resulting percentage of the target payout percentage used in calculating payout amounts.  As examples, 90% of budget for KIM would result in 75% of target used in the calculation of a preliminary payment amount and 105% of budget would result in 125% of target used for the calculation of a preliminary payment amount.

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The target amount determined for each performance measure is then multiplied by the weight for the performance measure and the results are added together to produce a total Company or Business Group payout percentage of the target incentive that is applied to each individual participant in order to calculate the Aggregate Payout Amount under the Plan.

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The Compensation Committee and the Chief Executive Officer shall in their discretion allocate the Aggregate Payment Amount among eligible participants; provided that only the Compensation Committee shall have the authority to allocate payment amounts to eligible participants (i) who are “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, (ii) whose bonus target is 50% or more of base salary or (iii) whose base salary is $250,000 or more (collectively “Specified Participants”).  In allocating the Aggregate Payment Amount, the Compensation Committee and the Chief Executive Officer may consider, but shall not be bound by, the preliminary incentive payment amount calculated for each participant.

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The Compensation Committee has discretion to modify the performance measures or adjust the calculation of the preliminary incentive payment amounts to adjust for acquisitions, divestures and other material business events.

•	The aggregate amount of incentive payments made to participants in the Plan must equal the Aggregate Payment Amount.
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Notwithstanding the foregoing or any provision of the Plan to the contrary, no participant may receive an amount in excess of 200% of the individual bonus target established for such participant (the “Maximum Payment”).

Administration

Incentive Payments
A participant’s final incentive bonus payment is paid out in cash within 90 days following the end of the Company’s fiscal year, based on audited financial statements of the Company.

Eligibility Limitation
Participants must be employed by the Company on the last day of the Performance Period and on the date bonuses are actually paid in order to receive a bonus, unless otherwise provided for in the Plan.

Special Circumstances
The Compensation Committee will have the sole authority to resolve disputes related to Plan administration.  Decisions made by the Compensation Committee will be final and binding on all participants.  The Compensation Committee has the sole discretion to determine the bonuses for newly hired, terminated, transferred and promoted employees, but will generally award bonuses based on the following provisions.

New Employees
For employees hired after the beginning of a Performance Period who are selected for participation in the Plan, the preliminary incentive payment will be prorated for the portion of the Performance Period during which they were employees of the Company, subject to the Termination of Employment restrictions.

Termination of Employment
If a participant’s employment terminates prior to the last day of the Performance Period or prior to the date bonuses are actually paid for the Performance Period, for any reason other than death, normal retirement or disability, the participant will be ineligible to receive a bonus.

If a participant’s employment terminates before the end of the full Performance Period or before the date bonuses are actually paid for the Performance Period as a result of death, normal retirement or disability, the preliminary incentive payment for the participant (or the participant’s heirs) will be prorated at the end of the Performance Period based upon actual performance and base wages earned while employed during the Performance Period.

Transfer
The preliminary incentive payment for a participant who is transferred between Business Groups during the year will be a weighted bonus based upon the time spent at each of the Business Groups.  In calculating a weighted bonus, relevant Company and Business Group performance measures will be calculated for the full Performance Period and then a blended bonus will be calculated based on the time spent at each Business Group.

Promotions
The preliminary incentive payment for a participant who is promoted or reassigned during any Performance Period and whose bonus target is subsequently increased or decreased will be a weighted bonus, based on the service before and after the promotion or reassignment.

Compensation Committee
The Plan shall be administered by the Compensation Committee.  The Compensation Committee shall have the authority to interpret the provisions of the Plan and these Guidelines, to adopt such rules for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan.  All decisions and acts of the Compensation Committee shall be final and binding upon all affected parties.

In administering the Plan the Compensation Committee will:

•	Approve the designation of Business Groups within the Company

•	Approve the Company Performance Goal

•
Approve other performance measures used and the Threshold, Target and Maximum budget performance levels for purposes of calculating preliminary incentive payment amounts and the Aggregate Payment Amount

•	Approve linkage for participants to Company and Business Group performance

•	Approve the individual bonus targets for all Specified Participants

•	Approve the Aggregate Payment Amount to be paid to participants in the Plan

•	Determine in its discretion the final incentive payments for participants.

The total amount of the incentive payments made to participants pursuant to the Plan must equal, and may not exceed, the Aggregate Payment Amount.

Chief Executive Officer (CEO)
The CEO has primary responsibility for recommending Plan Guidelines to the Committee and for delegating administrative duties associated with the Plan.  The Compensation Committee may delegate additional administrative duties to the CEO or any Company officer.  The CEO may make recommendations, subject to Compensation Committee approval, with respect to the incentive payment to any participant.

Chief Financial Officer (CFO)
The CFO is responsible for calculating performance under the Plan.  The CFO will:

•	Provide annual reports to the Compensation Committee and the CEO on each Business Group’s performance at the end of the fiscal year

•	Maintain a financial information system that reports results on an estimated quarterly and annual basis

•	Coordinate with the Company’s auditors to properly recognize any accounting expense associated with incentive payments under the Plan

•	Provide the VP – of HR with the performance results of each Business Group as well as overall Company performance

Chief Human Resources Officer (CHRO)

The CHRO has responsibility for administration of the Plan and will:

•	Develop and recommend eligible participants and target bonus guidelines

•	Coordinate communications with participants, including materials to facilitate understanding the Plan’s objectives and goals

•	Calculate participants’ preliminary incentive payment amounts, using the performance factors provided by the CFO

•	Process paperwork approving individual incentive payments

Business Group Presidents and Vice Presidents will:

•	Recommend participants in the Plan

•	Coordinate with the CFO to determine any significant changes in business conditions for purposes of reviewing the Threshold, Target and Maximum performance objectives

•	Assure that participants are informed of the actual incentive payment to be made for the Performance Period